Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our name and the incorporation by reference in this Registration Statement on Form S-8 of Orla Mining Ltd. relating to our reports dated March 25, 2022, with respect to the effectiveness of internal control over financial reporting and to the consolidated statements of financial position as at December 31, 2021 and 2020, and the related consolidated statements of loss and comprehensive loss, cash flows, and changes in shareholders’ equity for the years ended December 31, 2021 and 2020, of Gold Standard Ventures Corp.

/s/ Davidson & Company LLP

Chartered Professional Accountants
Vancouver, Canada

May 24, 2023